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                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                             YOUNETWORK CORPORATION

         YouNetwork Corporation, a corporation organized and existing under the law of the State of Delaware (?Corporation?), hereby certifies as follows:

         . This Amended and Restated Certificate of Incorporation restates, integrates and amends the provisions of the Certificate of Incorporation of the Corporation, originally filed with the Secretary of State of Delaware on January 14, 1999, and has been duly adopted by the Corporation?s directors in accordance with Section 141(f) of the General Corporation Law of the State of Delaware and by the Corporation?s shareholders in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware. Prompt written notice of the adoption of the amendment and restatement of the Certificate of Incorporation herein certified has been given to those stockholders who have not consented in writing thereto, as provided in Section 228 of the General Corporation Law of the State of Delaware.

                  The text of the Amended and Restated Certificate of Incorporation is hereby restated and amended to read in its entirety as follows:

        FIRST:  The name of the Corporation is YouNetwork Corporation.

        SECOND: The address of the registered office of the Corporation in the State of Delaware is 9 East Loockerman Street, Dover, Delaware 19901, County of Kent, and the name of the registered agent of the Corporation in the State of Delaware at such address is National Registered Agents, Inc.

        THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

        FOURTH: A. The aggregate number of shares which the Corporation shall have authority to issue is Two-Hundred and Fifty Million (250,000,000) shares of all classes of stock, consisting of:

        1. One Million and Five-Hundred Thousand (1,500,000) shares of Class A common stock, $.0001 par value per share;

        2. One Million and Five-Hundred Thousand (1,500,000) shares of Class B common stock, $.0001 par value per share; and

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        3. Two Hundred and Forty Seven Million (247,000,000) shares of Class C common stock, $.0001 par value per share.

        B. No holder of any of the shares of any class or series of stock or of options, warrants or other rights to purchase shares of any class or series of stock or of other securities of the Corporation shall have any preemptive right to purchase or subscribe for any unissued stock of any class or series or any additional shares of any class or series to be issued by reason of any increase of the authorized capital stock of the Corporation of any class or series, or bonds, certificates of indebtedness, debentures or other securities convertible into or exchangeable for stock of the Corporation of any class or series, or carrying any right to purchase stock of any class or series.

         FIFTH:  The Corporation is to have perpetual existence.

         SIXTH: Whenever a compromise or arrangement is proposed between the Corporation and its creditors, or any class of them, and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of
Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all of the creditors or class of creditors, and/or on all of the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

         SEVENTH: A. The business affairs of the Corporation shall be managed by or under the direction of the Board of Directors consisting of not less than one director. The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the By-laws. The phrase "whole board" and the phrase "total number of directors" shall be deemed to have the same meaning, to wit, the total number of directors which the Corporation would have if there were no vacancies; and


        B. A director shall hold office until the annual meeting when his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Any position on the Board of Directors that results from an increase in the number of directors may be filled by a majority of the Board of Directors then in office, and any other vacancy occurring in the Board of Directors may be filled by a majority of the




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directors then in office, although less than a quorum, or by a sole remaining director.

         EIGHTH: No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is hereafter amended to authorize corporate action further limiting or eliminating the personal liability of directors, then the liability of a director to the Corporation shall be limited or eliminated to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended from time to time. No repeal or modification of this ARTICLE EIGHTH, directly or by adoption of an inconsistent provision of this Certificate of Incorporation, by the stockholders of the Corporation shall be effective with respect to any cause of action, suit, claim or other matter, that, but for this ARTICLE EIGHTH, would accrue or arise prior to such repeal or modification.

         NINTH: The Corporation shall, to the fullest extent permitted by
Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented (the "GCL"), indemnify any and all persons whom it shall have power to indemnify under said section (the "Indemnitee") from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. The Corporation shall pay in advance of the final disposition of such Indemnitee upon the receipt of an undertaking by or on behalf of such Indemnitee to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in this ARTICLE NINTH.

         TENTH: The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability, or loss, whether or not the Corporation would have the power to indemnity such person against such expense, liability or loss under the Delaware General Corporation Law.

         ELEVENTH: Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute, may be called (A) upon the written request of the Chairman of the Board, the President or the Secretary; or (B) at the written request of a majority of Directors.

         TWELTH: A. For business to be properly brought before an annual or special meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the




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Secretary of the Corporation. A stockholder's notice related to a proposal to be presented at an annual or special meeting, to be timely, must be received at the Corporation's principal executive offices not less than 60 days nor more than 90 days prior to the meeting; provided, however, that if less than 70 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the 10th day following the day on which a notice of the date of the annual or special meeting, as the case may be, was mailed or such public disclosure was made. A stockholder's notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the meeting (a) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (b) the name and address, as they appear on the Corporation's books, of the stockholder proposing such business, (c) the class and number of shares of the Corporation which are beneficially owned by the stockholder, and (d) any material interest of the stockholder in such business. The Chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the provisions of this Article and if he should so determine, he shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

        B. Only persons who are nominated in accordance with the procedures set forth in this ARTICLE TWELTH shall be eligible for election as Directors. Nominations of persons for election to the Board of Directors of the Corporation may be made at a meeting of stockholders by or at the direction of the Board of Directors or by any stockholder of the Corporation entitled to vote for the election of Directors at the meeting who complies with the notice procedures set forth in this section. Such nominations, other than those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the Secretary of the Corporation. To be timely, a stockholder's notice shall be received at the Corporation's principal executive offices not less than 60 days nor more than 90 days prior to the meeting; provided, however, that if less than 70 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the 10th day following the day on which such disclosure was made. Such stockholder's notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or re-election as a Director, (i) the name, age, business address and residence address of such person, (ii) the class and number of shares of the Corporation which are beneficially owned by such person and (iv) any of the information relating to such person that is required to be disclosed in solicitations of proxies for election of Directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including without limitation such persons' written consent to being named in the proxy statement as a nominee and to serving as a Director if elected); and (b) as to the stockholder giving the notice (i) the name and address, as they appear on the Corporation's books, of such stockholder and (ii) the class and number of shares of the Corporation which are beneficially owned by such stockholder. At the request of the Board of Directors any person nominated by the Board of Directors for election as a director shall furnish to the Secretary of the Corporation that information required to be set forth in a stockholder's notice of nomination which pertains to the

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nominee. No person shall be eligible for election as a Director of the
Corporation unless nominated in accordance with the procedures set forth in this Section. The Chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the procedures prescribed by this Article, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

        THIRTEENTH: The original by-laws of the Corporation shall be adopted by the Incorporator. Thereafter, the power to make, alter, or repeal the by-laws; and to adopt any new by-law, shall be vested in the Board of Directors.

         FOURTEENTH: From time to time any of the provisions of this Certificate of Incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this Certificate of Incorporation are granted subject to the provisions of this ARTICLE FOURTEENTH.


         IN WITNESS WHEREOF, the undersigned do hereby execute this certificate as of January 27, 1999.

                                            /s/ Kyle S. Taylor
                                            ---------------------------
                                            Kyle S. Taylor, President


Attest:

/s/ Don S. Senerath
------------------------------
Don S. Senerath, Secretary

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